Exhibit 10.2

JBI, Inc. Expands Management Team with the Appointment of New COO

THOROLD, Ontario, June 27, 2012 (GLOBE NEWSWIRE) – Kevin Rauber, CEO of JBI, Inc. (“JBI” or the "Company") (OTCQB:JBII) is pleased to announce the appointment of Tony Bogolin to the position of Chief Operating Officer of the Company.

Following his transition from Rock-Tenn Company (“RockTenn”), Mr. Rauber began his new role as CEO of JBI, with a directive to lead the expansion of the Company’s commercial operations. “I’ve had several weeks now to meet the team and become more familiar with the intricacies of the Plastic2Oil® (“P2O®”) business and the significant accomplishments of John Bordynuik and the JBI team. These initial weeks have reinforced my view of the technology and its highly compelling economics,” stated Mr. Rauber. “I am extremely pleased with the state of the technology and it’s now time to hit the ground running and commence with the execution of the Company’s commercial roll-out strategy.”

“A key to success with any commercial roll-out is having the right team in place, and to this end I am delighted to have Tony Bogolin join our team as Chief Operating Officer effective immediately,” said Mr. Rauber. “I have worked closely with Mr. Bogolin during our time at RockTenn and I can attest that he is a senior executive of the highest caliber and integrity. Mr. Bogolin is very familiar with JBI, and is highly enthusiastic about this opportunity and will bring an expertise and energy that I believe will be a significant contribution to the Company.”

Mr. Bogolin brings to the Company a wide range of expertise and the ability to manage cross-disciplinary teams. He has over 25 years of diverse business experience including: public company financial reporting, operations management, investor relations, sales, business development and customer service. He is also a Certified Public Accountant.

During his three-year tenure at Rock-Tenn, Mr. Bogolin served as Director of Finance for Recycling and Waste Solutions National Accounts. Prior to that, he served as Chief Financial and Operating Officer of Mold Solutions LLC, a start-up industrial company where he developed the organizational infrastructure to prepare for growth. With SimplexGrinnell, a Tyco International Company, Mr. Bogolin led operational projects with Six Sigma methodology for process improvements and productivity gains. In addition, he has held Regional General Manager positions with two different companies where he had full P&L responsibility for offices in multiple cities and states.

The Company is also pleased to welcome Steve Bacon who has joined JBI as General Counsel.  Most recently, Mr. Bacon was a partner at Hill Farrer (Los Angeles, CA) where he specialized in class action defense, business and complex litigation, and unfair competition and trade secrets.  With over 30 years of experience, the Company anticipates that Mr. Bacon will assist in significantly reducing its third party legal expenses.

Mr. Rauber concluded, “From my experience, I recognize that clear market communications are of critical importance, as is setting appropriate expectations and goals. With this in mind, I intend to provide greater detail around the state of our operations, our business plan and objectives as we move forward.”

About JBI, Inc.
JBI, Inc. is an innovative North American fuel company that transforms unsorted, unwashed waste plastic into ultra-clean, ultra-low sulphur fuel without the need for refinement. JBI, Inc.'s patent pending Plastic2Oil® (P2O) process is a commercially viable, proprietary process designed to provide immediate economic benefit for industry, communities and government organizations with waste plastic recycling challenges. JBI, Inc. is committed to environmental sustainability by diverting plastic waste from landfill and potential incineration. For further information, please visit www.plastic2oil.com and review JBI’s filings with the Securities and Exchange Commission (“SEC”), including without limitation our Form 10-K, filed with the SEC on March 19, 2012, as amended on April 30, 2012.

Forward Looking Statements
This press release contains statements, which may constitute "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, and members of its management as well as the assumptions on which such statements are based, including the expected timing of the Company's Form 10-K, execution of the proposed agreements described above and consummation of the transactions contemplated by such agreements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, but are not limited to: (1) JBI has a history of net losses, and may not be profitable in the future; (2) JBI may not be able to obtain necessary licenses, rights and permits required to develop or operate our Plastic2Oil business, and may encounter environmental or occupational, safety and health conditions or requirements that would adversely affect its business; and (3) JBI may experience delays in the commercial operations of its Plastic2Oil machines and there is no assurance that they can be operated profitably. For a more detailed discussion of such risks and other factors, see the Company's Annual Report on Form 10-K, filed with the SEC on March 19, 2012, as amended on April 30, 2012, and its other SEC filings. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT:
JBI, Inc. Investor Relations
1.716.471.5995

MEDIA INQUIRIES:
media@jbi.net or please visit the JBI, Inc. Newsroom at http://www.plastic2oil.com/site/news-room